UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
CARLOS P. SALAS

ELIZABETH A. TUMULTY
STEPHEN USHER
DAVID GLAZEK

DANIEL MALMAN
AMIT THAKRAR

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Standard General L.P., together with the other participants named herein, on April 1, 2021, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of TEGNA.

On April 1, 2021, Standard General issued the following press release:

Standard General Issues Letter to Fellow TEGNA Shareholders, Calling for Change

NEW YORK, April 1, 2021 -- Standard General L.P., the largest active shareholder of TEGNA Inc. (NYSE: TGNA), issued the following letter to fellow TEGNA shareholders calling for change within the Company, urging shareholders to vote on the WHITE proxy card.

Dear Fellow TEGNA Shareholder,

Standard General has been TEGNA’s largest active shareholder since the summer of 2019.

In the four years since its separation from Gannett, prior to Standard General’s involvement (1), TEGNA’s share price declined 28%. This is during a time when the shares of local broadcast peers(2) appreciated by 36%.

With our involvement came our willingness to engage actively with management to hold them publicly accountable. Since our investment, TEGNA’s share price has increased by 51% while its peers have seen an increase of 59%. Better, but not good enough.

Standard General’s push for change has created value for shareholders.

We are an active investment manager. We believe that shareholders should have a voice. And management should listen to its ownership.

Standard General challenged the management team to stop pursuing its value destructive acquisition program. We pointed out the difference between TEGNA and its peers’ critical retransmission rates and asked it to take a proactive stance. And we wanted the company to refocus on share repurchases and dividends.

Finally, we called out management for entrenching itself and resisting strategic takeout interest. While the board finally relented and engaged potential buyers that had approached the company, the window of opportunity closed with the onset of the pandemic and an opportunity for shareholders was lost.

Even with the existing board in place, Standard General has been able to influence more disciplined capital allocation and increased accountability in the TEGNA boardroom. But our work is not done yet.

There is more to do.

We have pointed out that TEGNA has the most important collection of local television stations outside the network owner operators. TEGNA’s EBITDA margins should be on par with its peers. They are not. Despite a series of acquisitions that TEGNA claimed would drive synergies and margin expansion, TEGNA’s margins have declined from 38% to 33% over the last three years, while its peers have seen significant improvements. TEGNA’s margins currently lag Gray’s by 363 basis points and Nexstar’s by 521 basis points.

TEGNA’s leading stations should be top performers in their respective markets. Many of TEGNA’s stations, which include stations in highly-prized markets that TEGNA acquired during its acquisition spree, were once highly ranked (#1 or #2 in their respective markets), but have since seen precipitous declines.

1 August 14, 2019 – the day Standard General filed its 13G.

2 Local broadcast peers include Gray and Nexstar.

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New perspectives are needed at TEGNA.

TEGNA will not achieve its potential under status quo governance.

Here are a few areas of improvement:

Excessive Compensation: We believe that CEO compensation is one of the most significant indicators of the quality of a company’s governance. In the midst of the global pandemic, Mr. Lougee was paid $6.7 million – the most TEGNA has ever paid its CEO – a 16% increase over the prior year. This record compensation occurred during a year when TEGNA’s share price declined 15%, underperforming its peers(2) and the broader market. This increase happened in a year in which the CFO’s compensation was reduced and TEGNA furloughed employees and cut salaries. We ask the Compensation Committee of the board to explain itself.

Racial Injustice; DEI Issues: We nominated Adonis Hoffman, a distinguished African American media executive to serve on TEGNA’s board. Unfortunately, Mr. Hoffman chose to withdraw from consideration on March 3, 2021. In a letter to the board, Mr. Hoffman cited a racially insensitive incident involving CEO Dave Lougee, in which Mr. Lougee, after sitting with Mr. Hoffman at an industry lunch, mistook him for a valet and asked him to fetch his car. When Mr. Lougee met Mr. Hoffman a few months later at another industry event, in the presence of two prominent media executives, Mr. Lougee denied the incident occurred.

We learned of Mr. Hoffman’s letter on the same day he sent his letter to the board. On March 8, 2021, we wrote to the board asking for an investigation into Mr. Lougee’s conduct. In fact, by the time TEGNA received our letter – and just a few days after Mr. Hoffman’s letter – the board had already concluded its investigation. That investigation consisted of interviews of Mr. Lougee by the General Counsel, the board, a newly-hired law firm and a review of his personnel file by HR. This is far from a thorough independent investigation. Most troubling, no one investigating the incident bothered to reach out to speak with Mr. Hoffman. It’s incredible that TEGNA, which at its core is a news gathering institution, is led by a Board that believes there is no need to ask the victim what happened.

We find the board’s response deficient and disturbing. It is clear to us that this board views the matter as closed, and that no further action is contemplated. This proverbial closing of the ranks is tone deaf. The lack of a thorough independent investigation speaks to the culture at the top.

Misallocation of Scarce Company Funds: Boards of directors are expected to set an example in their engagement with the company’s constituencies. Amidst a pandemic last year, and at the same time TEGNA was instituting a rolling furlough of their employees, including essential workers, TEGNA spent $29 million in high-priced “activist defense” fees – this amounts to two times TEGNA’s quarterly dividend. Much of this money was spent engaging in personal attacks on Standard General and its founder Soo Kim. TEGNA even hired Tusk Strategies, a self-described “political fixer”, to disparage Standard General. No shareholder deserves to be treated in such a manner.

To achieve its full potential, TEGNA needs to address these governance shortcomings. It’s time for a change.

New board members are again needed to drive the change that TEGNA requires.

Several members of the current board have served for over a decade and have overseen the lackluster governance and execution that have contributed to the issues that TEGNA faces today. The board needs new perspectives.

We have nominated three exceptional, independent and diverse candidates – Colleen Brown; Carlos Salas; and Elizabeth Tumulty. Collectively, they have decades of experience that spans broadcasting operations, directly with local affiliates, strategy, corporate finance and governance with roles as officers, directors and advisors of publicly-traded companies.

Our nominees are committed to maximizing the value of shareholders’ investment in TEGNA. They are focused on improving operations and performance, ensuring that TEGNA adheres to the highest ESG standards, and rigorous oversight of management, including executive compensation and management diversity. They are committed to an independent, third-party investigation into the racial incident involving Mr. Lougee, and the board’s actions in response to that incident.

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We have now nominated seven diverse candidates over the last two years, all of whom have been rejected by the TEGNA board. We ask that this year be different and that you support our efforts to hold this company accountable in voting on the WHITE proxy card in this year’s process.

Best Regards,

Soo Kim

Founding Partner

Standard General L.P.

Forward-looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Standard General L.P., together with the other participants named therein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the "Company").

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STANDARD GENERAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR: OKAPI PARTNERS LLC, BRUCE GOLDFARB / JASON ALEXANDER / PAT MCHUGH, 212-297-0720, INFO@OKAPIPARTNERS.COM

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